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                                 EXHIBIT 99(A)



                    Union Planters Corporation Press Release
             dated April 17, 1997, announcing operating results for
                     the three months ended March 31, 1997












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                   [UNION PLANTERS CORPORATION LETTERHEAD]
                                 NEWS RELEASE

APRIL 17, 1997



                     UNION PLANTERS ANNOUNCES FIRST QUARTER

                            EARNINGS PER SHARE UP 23%



         Memphis, Tennessee -- Union Planters Corporation announced today record first quarter 1997 net earnings of $59.2 million compared to $47.2 million for the same period in 1996. Fully diluted earnings per common share for the first quarter were $.84 compared to $.68 for the same period a year ago, for an increase of 23.5%. Prior year results reflect the pooling of interests accounting for five mergers, the largest being the Memphis-based Leader Financial Corporation. The first quarter earnings represent a return on average assets of 1.61% and a return on average common equity of 18.50%, compared to 1.25% and 15.86%, respectively, for the same period in 1996.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer, said, "We are pleased to report record earnings. All our affiliate banks had a very profitable first quarter. Average loan volume was up just over 8% and we have done a good job controlling operating expenses."

         Net interest income increased 5.1% for the first quarter to $155.3 million compared to $147.7 million for the same period a year ago. The net interest margin for the first quarter was 4.71% compared to 4.37% for the same period in 1996. The higher margin reflects loan growth funded by maturities and sales of lower yielding investment securities.

         For the first quarter of 1997, the provision for losses on loans was $12.4 million compared to $12.9 million for the same period in 1996. Net charge-offs for the quarter were $15.3 million compared to $9.0 million for the first quarter of 1996. The increase relates primarily to credit card and other consumer loan charge-offs due to the continued record number of personal bankruptcy filings.
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        At March 31, 1997, the allowance for losses on loans was $164.0 million, or 1.85% of loans and 296% of nonperforming loans. Nonperforming assets at quarter end were $71.9 million, or .81% of loans and foreclosed properties. This compares to $67.4 million, or .78% of loans and foreclosed properties at March 31, 1996.

        Noninterest income increased 6.9% for the first quarter to $57.5 million compared to $53.8 million a year ago. The increase relates primarily to service charges, bank card income, mortgage servicing income, and annuity sales revenues.

        Noninterest expense decreased for the quarter to $109.2 million compared to $118.0 million a year ago. Expense categories that declined include salaries and employee benefits, equipment expense, FDIC insurance premiums, and mortgage servicing loss provisions on FHA/VA loans.

        Union Planters Corporation ended the quarter with total assets of $14.9 billion, total loans of $10.4 billion, and total deposits of $11.4 billion. Shareholders' equity at March 31, 1997 was $1.4 billion and the shareholders' equity to total assets and leverage ratios were 9.34% and 10.26%, respectively.

        Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 37 banking subsidiaries, 560 ATM locations, and 433 banking offices in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky.


                                     -oOo-

For additional information:

        Jack W. Parker, CFO
        (901) 580-6781


                    [Two Page Financial Attachment Follows]

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                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                                Three Months Ended
                                                                                      March 31,
                                                                               1997             1996
------------------------------------------------------------------------------------------------------
Income statement amounts
   Net interest income
     Actual                                                                $    155,276    $   147,742
     Taxable-equivalent basis                                                   159,286        151,928
   Provision for losses on loans                                                 12,414         12,949
   Noninterest income
     Investment securities gains (losses)                                           116             61
     Other                                                                       57,336         53,696
   Noninterest expense                                                          109,229        117,971
   Earnings before income taxes                                                  91,085         70,579
   Applicable income taxes                                                       31,893         23,427
   Net earnings                                                                  59,192         47,152

   Net earnings applicable to common shares                                      57,696         45,316

------------------------------------------------------------------------------------------------------
Per common share data
   Net earnings - primary                                                  $        .86    $       .70
                - fully diluted                                                     .84            .68
   Cash dividends                                                                   .32            .27
   Book value                                                                     20.05          19.00

------------------------------------------------------------------------------------------------------
Balances at end of period
   Total loans, net of unearned income                                     $ 10,362,226    $ 9,611,613
      FHA/VA government-insured/guaranteed loans                              1,518,394      1,036,043
   Allowance for losses on loans                                                163,980        166,825
   Nonperforming assets
      Nonaccrual loans                                                           53,060         50,841
      Restructured loans                                                          2,394          5,836
      Foreclosed properties                                                      16,443         10,692
   Loans 90 days past due                                                        19,089         18,967
   FHA/VA government-insured/guaranteed loans 90 days past due                  599,723        523,724
   Investment securities
       Held to maturity   -  Amortized cost                                          -         187,426
                          -  Fair value                                              -         188,954
       Available for sale - Amortized cost                                    2,978,517      3,650,571
                          - Fair value                                        3,008,886      3,693,199
                          - Unrealized gain, net of taxes                        18,573         26,027
   Total assets                                                              14,932,464     15,242,137
   Total deposits                                                            11,395,301     11,792,889
   Total shareholders' equity                                                 1,395,263      1,297,878
   Total common equity                                                        1,323,326      1,206,068
   Tier 1 capital                                                             1,527,668      1,217,044

------------------------------------------------------------------------------------------------------

                           Union Planters Corporation
                        Financial Highlights (Unaudited)
                 (Dollars in thousands, except per share data)

                                                                                  Three Months Ended
                                                                                        March 31,
                                                                                   1997        1996
-------------------------------------------------------------------------------------------------------
Average Balances
   Loans, net of unearned income                                               $ 10,463,638 $ 9,649,548
   Investment securities                                                          2,907,452   3,735,284
   Earning assets                                                                13,706,013  13,972,059
   Total assets                                                                  14,936,790  15,112,315
   Total deposits                                                                11,352,004  11,503,413
   Interest-bearing liabilities                                                  11,705,791  11,828,347
   Demand deposits                                                                1,623,715   1,573,683
   Shareholders' equity                                                           1,346,040   1,241,143
   Common equity                                                                  1,264,840   1,149,333
-------------------------------------------------------------------------------------------------------
Other supplemental information
   Return on average assets                                                            1.61%       1.25%
   Return on average common equity                                                    18.50       15.86
   Expense ratio                                                                       1.41        1.62
   Efficiency ratio                                                                   50.42       55.63
   Allowance for losses on loans to loans (1)                                          1.85        1.95
   Nonperforming loans to loans (1)                                                     .63         .66
   Nonperforming assets to loans and
       foreclosed properties (1)                                                        .81         .78
   Net charge-offs of loans                                                    $     15,287 $     8,990
   Net charge-offs as a percentage of
      average loans (1)                                                                 .69%        .42%
   Common shares outstanding (end of
      period, in thousands)                                                          66,011      63,471
   Weighted average shares outstanding
      (in thousands)
         Primary                                                                     66,763      64,083
         Fully diluted                                                               70,824      68,845
   Yield on earning assets (taxable-equivalent
      basis)                                                                           8.73%       8.50%
   Rate on interest-bearing liabilities                                                4.70        4.88
   Interest rate spread (taxable-equivalent
       basis)                                                                          4.03        3.62
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                                           4.71        4.37
   Shareholders' equity to total assets                                                9.34        8.52
   Leverage ratio                                                                     10.26        8.09
-------------------------------------------------------------------------------------------------------

(1) Excludes FHA/VA government-insured/guaranteed loans